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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 333-6508


         CAMUZZI GAS PAMPEANA S.A.                CAMUZZI GAS DEL SUR S.A.
           (Exact name of Registrants as specified in their charters)

           Alicia Moreau de Justo 240, Piso 3, Puerto Madero, C1107AAF
           - Buenos Aires, Argentina, Tel: +54-11-4319-4800
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              9 1/4% Notes due 2001
            (Title of each class of securities covered by this Form)

                                      None
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)  | |           Rule 12h-3(b)(1)(i)  | |
          Rule 12g-4(a)(1)(ii) | |           Rule 12h-3(b)(1)(ii) | |
          Rule 12g-4(a)(2)(i)  | |           Rule 12h-3(b)(2)(i)  |X|
          Rule 12g-4(a)(2)(ii) | |           Rule 12h-3(b)(2)(ii) | |
                                             Rule 15d-6           | |

       Approximate number of holders of record as of the certification or notice date: Zero

       Pursuant to the requirements of the Securities Exchange Act of 1934 Camuzzi Gas Pampeana S.A. and Camuzzi Gas del Sur S.A. have caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 3, 2003

CAMUZZI GAS PAMPEANA S.A.                   CAMUZZI GAS DEL SUR S.A.


By: /s/ Edgardo Dalton                      By: /s/ Edgardo Dalton
    ------------------                          ------------------
Name: Edgardo Dalton                        Name: Edgardo Dalton
Title: Chief Legal Counsel                  Title: Chief Legal Counsel